                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

         SnapTrack, Inc. (SnapTrack), a California corporation, is a wholly-owned subsidiary of the Company. SnapTrack and its subsidiary, SnapTrack Japan, Inc., incorporated in Japan, do business under their own names. The Company consolidates SnapTrack in its financial statements.

         Vesper Holding Ltd. (Vesper), a limited liability company incorporated in the Cayman Islands, is a majority-owned subsidiary of the Company. Vesper and its subsidiaries, Vesper Sao Paulo S.A. and Vesper S.A., both incorporated in Brazil, do business under their own names. The Company consolidates Vesper in its financial statements.

         QUALCOMM Global Trading, Inc. (QGT), a British Virgin Islands corporation, is a wholly-owned subsidiary of the Company. QGT and its subsidiaries, QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd., incorporated in Singapore, QUALCOMM CDMA Technologies, Y.K., incorporated in Japan, QUALCOMM CDMA Technologies (Korea) Y.H., incorporated in South Korea, and QUALCOMM Wireless Semi Conductor Technologies Ltd., incorporated in China, do business under their own names. The Company consolidates QGT in its financial statements.

         The names of other subsidiaries are omitted. Such subsidiaries would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.